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As filed with the Securities and Exchange Commission on June 5, 2018

Registration No. 333-224894

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 4
TO
FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

M17 Entertainment Limited
(Exact name of Registrant as specified in its charter)

Not Applicable
(Translation of Registrant's name into English)

Cayman Islands (State or other jurisdiction of incorporation or organization)	7370 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification Number)

13F, No. 2, Sec. 5, Xinyi Road,
Xinyi District, Taipei City 110, Taiwan
Republic of China
+886 (2) 2720-8688
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Cogency Global Inc.
10 East 40th Street, 10th Floor
New York, N.Y. 10016
(800) 221-0102
(Name, address, including zip code, and telephone number, including area code, of agent for service)

copies to:
David T. Zhang, Esq. Benjamin W. James, Esq. Kirkland & Ellis International LLP c/o 26th Floor, Gloucester Tower, The Landmark 15 Queen's Road Central, Hong Kong +852 3761-3300	Chris K.H. Lin, Esq. Daniel Fertig, Esq. Simpson Thacher & Bartlett LLP 35th Floor, ICBC Tower 3 Garden Road, Central Hong Kong +852 2514-7600

Approximate date of commencement of proposed sale to the public:
as soon as practicable after the effective date of this registration statement.

           If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

           Emerging growth company    ☒

           If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

           † The term "new or revised financial accounting standard" refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered(2)(3)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(2)(3)	Amount of Registration Fee(4)

Class A Ordinary shares, par value US$0.0001 per share(1)	69,101,200	US$1.50	US$103,651,800.00	US$12,904.65

(1)
American depositary shares issuable upon deposit of the Class A ordinary shares registered hereby will be registered under a separate registration statement on Form F-6 (Registration No. 333-225114). Each American depositary share represents eight Class A ordinary share(s).

(2)
Includes Class A ordinary shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the Class A ordinary shares are first bona fide offered to the public, and also includes Class A ordinary shares that may be purchased by the underwriters pursuant to an option to purchase additional ADSs. These Class A ordinary shares are not being registered for the purpose of sales outside the United States.

(3)
Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(a) under the Securities Act of 1933.

(4)
Previously paid.

           The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

 EXPLANATORY NOTE

        The sole purpose of this amendment is to amend the exhibit index and to file Exhibits 3.2, 5.1, 8.1 and 23.2 to the registration statement. No other changes have been made to the registration statement. Accordingly, this amendment consists only of the facing page, this explanatory note and Part II of the registration statement.

 PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Cayman Islands law does not limit the extent to which a company's articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Under our post-IPO memorandum and articles of association, which will become effective immediately prior to the completion of this offering, to the fullest extent permissible under Cayman Islands law every director and officer of our company shall be indemnified against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by him, other than by reason of such person's own dishonesty, willful default or fraud as determined by a court of competent jurisdiction, in or about the conduct of the business or affairs of our company (including as a result of any mistake of judgement) or in, the execution or discharge of his duties, powers, authorities or discretions as a director or officer of our company, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by him in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere.

        Pursuant to the form of indemnification agreements to be filed as Exhibit 10.3 to this Registration Statement, we will agree to indemnify our directors and officers against certain liabilities and expenses that they incur in connection with claims made by reason of their being a director or officer of our company.

        The Underwriting Agreement, the form of which is filed as Exhibit 1.1 to this Registration Statement, will also provide for indemnification of us and our officers and directors.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7.    RECENT SALES OF UNREGISTERED SECURITIES.

        We have issued and sold the following securities (including shares issued pursuant to our share incentive plan) without registering the securities under the Securities Act predominantly to sophisticated individuals and entities outside of the United States. We believe that each of the following issuances was exempt from registration pursuant to (i) Section 4(2) of the Securities Act in issuances to individuals and entities in transactions not involving a public offering, (ii) in reliance on Regulation S under the Securities Act in issuances to individuals and entities in offshore transactions, or (iii) under Rule 701 under the Securities Act in issuances relating to compensation. None of the transactions involved an underwriter.

Purchaser	Date of Sale or Issuance	Title and Number of Securities	Consideration (US$ millions, except for exercise price)
Universal Standard Ventures Ltd.	March 2017	32,602,647 ordinary shares	—	(1)
Infinity e. Ventures Asia III, L.P.	March 2017	9,411,765 series A preference shares	—	(1)
	August 2017	2,776,921 series B preference shares	3.6

Purchaser	Date of Sale or Issuance	Title and Number of Securities	Consideration (US$ millions, except for exercise price)
	March 2018	Warrants in an aggregate principal amount of US$2.5 million to purchase up to 1,928,417 series B preference shares	Exercise price of US$1.2964
KTB China Synergy Fund	March 2017	4,901,982 series A preference shares	—	(1)
	August 2017	3,857,000 series B preference shares	5.0
	January 2018	Convertible notes in principal amount of US$5,000,000	5.0
Vertex Asia Fund (Singapore) Pte. Ltd.	March 2017	18,502,529 series A preference shares	—	(1)
	January 2018	Convertible notes in principal amount of US$4,330,000	4.3
An investor	August 2017	1,157,050 series B preference shares	—	(1)
	January 2018	Convertible notes in principal amount of US$670,000	0.7
Three investors	March 2017	an aggregate of 3,823,254 ordinary shares	—	(1)
17 investors	March 2017	An aggregate of 23,161,048 series A preference shares	—	(1)
Six investors	March 2017	An aggregate of 8,498,898 series A preference shares	—	(1)
	August 2017	An aggregate of 7,484,572 series B preference shares	9.7
Four investors	March 2017	An aggregate of 4,781,817 series A preference shares	—	(1)
	August 2017 and	An aggregate of 1,632,212 series B	2.1
	November 2017	preference shares
	January 2018	Convertible notes in aggregate principal amount of US$2,150,000	2.2
An investor	March 2017	2,352,941 series A preference shares	—	(1)
	January 2018	Convertible notes in aggregate principal amount of US$200,000	0.2
Three investors	August 2017 and November 2017	An aggregate of 2,044,122 series B preference shares	2.6
Two investors	August 2017 and November 2017	An aggregate of 1,158,519 series B preference shares	1.5
	January 2018	Convertible notes in aggregate principal amount of US$400,000	0.4
Two investors	January 2018	Convertible notes in aggregate principal amount of US$2,500,000	2.5
Two investors	August 2017, August 2017 and January 2018	Warrants in an aggregate principal amount of US$1,275,000 to purchase up to 1,014,120 series B preference shares, or to ordinary shares if all series B preference shares and converted into ordinary shares prior to such exercise.	Exercise price of US$1.10194 and US$1.2964
Three of our directors and/or executive officers	March 2017	An aggregate of 16,586,127 ordinary shares	—	(1)
	March 2017	An aggregate of 1,999,118 series A preference shares	—	(1)
An entity beneficially owned by one of our director	August 2017	5,089,552 series B preference shares	6.6
	January 2018	Convertible notes in aggregate principal amount of US$3,250,000	3.3

Purchaser	Date of Sale or Issuance	Title and Number of Securities	Consideration (US$ millions, except for exercise price)
Certain directors, officers, employees, consultants and other recipients of awards granted under our share incentive plan	Various dates	560,176 ordinary shares that were issued upon exercise of options(2)	Exercise price of US$0

(1)
Represents share exchange in connection with the completion of the combination with Paktor and acquisition of Machipopo in March 2017. No cash consideration was received. For details, see "Description of Share Capital—History of Securities Issuances."

(2)
Shares issued relating to awards granted under our share incentive plan.

ITEM 8.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)
Exhibits

        See Exhibit Index beginning on page II-4 of this registration statement.

(b)
Financial Statement Schedules

        Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Combined and Consolidated Financial Statements or the Notes thereto.

ITEM 9.    UNDERTAKINGS.

        The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

          (1)   For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2)   For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 M17 ENTERTAINMENT LIMITED

EXHIBIT INDEX

Exhibit Number		Description of Document
1.1	**	Form of Underwriting Agreement

3.1	**	Third Amended and Restated Memorandum and Articles of Association of the Registrant, as currently in effect

3.2		Form of Fourth Amended and Restated Memorandum and Articles of Association of the Registrant, as effective prior to the completion of this offering

4.1	†	Form of Registrant's Specimen American Depositary Receipt (included in Exhibit 4.3)

4.2	**	Registrant's Specimen Certificate for its Class A Ordinary Shares

4.3	†	Form of Deposit Agreement between the Registrant, the depositary and owners and holders of the ADSs

5.1		Opinion of Walkers (Singapore) Limited Liability Partnership regarding the validity of the Class A ordinary shares being registered

8.1		Opinion of Walkers (Singapore) Limited Liability Partnership regarding certain Cayman Islands tax matters (included in Exhibit 5.1)

10.1	**	Employee Share Incentive Plan 2017

10.2	**	Employee Share Incentive Plan 2018

10.3	**	Form of Indemnification Agreement between the Registrant and each director and executive officer

10.4	**	Form of Employment Letter with each executive officer

10.5	**	Merger Agreement, dated as of February 3, 2017, and the Supplemental Agreement thereto, dated March 20, 2017, by and among Paktor Pte. Ltd., Machipopo, Inc. and the selling shareholders named therein

10.6	**	Shareholders' Agreement, dated as of August 24, 2017, Supplemental Agreement and Second Supplemental Agreement thereto, dated October 27, 2017 and May 25, 2018, respectively, by and among the Registrant and investors named therein

10.7	**	Sale and Purchase Agreement, dated as of May 2018, by and among the Registrant, Infinity E. Ventures Asia III, L.P., 17 Media Japan Inc and M17 Growth SPV LLC

10.8	**	Registration Rights Agreement, dated as of May 25, 2018, by and among the Registrant and the holders of its Series A and Series B preference shares

21.1	**	Significant Subsidiaries of the Registrant

23.1	**	Consent of PricewaterhouseCoopers, Taiwan, Independent Registered Public Accounting Firm

23.2		Consent of Walkers (Singapore) Limited Liability Partnership (included in Exhibit 5.1)

23.3	**	Consent of LCS & Partners

23.4	**	Consent of Rajah & Tann Singapore LLP

23.5	**	Consent of Mori Hamada & Matsumoto

24.1		Powers of Attorney (included on signature page)

99.1	**	Code of Business Conduct and Ethics of the Registrant

99.2	**	Consent of Frost & Sullivan (S) Pte Ltd

Exhibit Number		Description of Document

99.3	**	Consent of Steve Mun Fook Lai, an independent director appointee

99.4	**	Consent of Andy Yeung, an independent director appointee

*
To be filed by amendment.

**
Previously filed

†
Incorporated by reference to our Registration Statement on Form F-6 (Registration No. 333-225114) filed with the Securities and Exchange Commission on May 22, 2018 and amended by Pre-Effective Amendment No. 1 thereto filed on May 24, 2018 with respect to American depositary shares representing our Class A ordinary shares.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Taiwan, on June 5, 2018.

M17 Entertainment Limited
By:	/s/ JOSEPH JIEXIAN PHUA
	Name:	Joseph Jiexian Phua
	Title:	Director and Group Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

	Signature	Title	Date
/s/ JOSEPH JIEXIAN PHUA Name: Joseph Jiexian Phua		Director and Group Chief Executive Officer (principal executive officer)	June 5, 2018
* Name: Jeffrey Li-Tchen Huang		Director and Non-Executive Chairman	June 5, 2018
/s/ SHANG-HSIU KOO Name: Shang-Hsiu Koo		Group Chief Financial Officer (principal financial and accounting officer)	June 5, 2018
* Name: Akio Tanaka		Director	June 5, 2018
* Name: Joseph Li-An Huang		Director	June 5, 2018
*By:	/s/ JOSEPH JIEXIAN PHUA Name: Joseph Jiexian Phua Attorney-in-Fact
*By:	/s/ SHANG-HSIU KOO Name: Shang-Hsiu Koo Attorney-in-Fact

 SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

        Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of M17 Entertainment Limited, has signed this registration statement or amendment thereto in New York on June 5, 2018.

Authorized U.S. Representative Cogency Global Inc.
By:	/s/ COLLEEN A. DE VRIES
	Name:	Colleen A. De Vries
	Title:	Senior Vice President

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EXPLANATORY NOTE
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
  ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES.
  ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.
  ITEM 9. UNDERTAKINGS.
M17 ENTERTAINMENT LIMITED EXHIBIT INDEX
SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES